Exhibit 11
                                                               ----------

           UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                   COMPUTATION OF EARNINGS PER SHARE

            (Amounts in Thousands, Except Per Share Amounts)
                              (Unaudited)


                                                          Nine Months
                                                      Ended September 30,
                                                     ---------------------
                                                      1997          1996
                                                      ----          ----

Average number of shares outstanding (a).......      245,671       207,314

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................        2,322         1,135
                                                    --------      --------
Total average number of common and common
  equivalent shares............................      247,993       208,449
                                                    ========      ========

Income from Continuing Operations..............     $583,607      $504,368

Income from Discontinued Operations............         -          170,673
                                                    --------      --------
Net Income.....................................     $583,607      $675,041
                                                    ========      ========

Earnings per share:

  Income from Continuing Operations............     $   2.35      $   2.42

  Income from Discontinued Operations..........         -             0.82
                                                    --------      --------
  Net Income...................................     $   2.35      $   3.24
                                                    ========      ========

(a) In connection with the Southern Pacific acquisition, on September 11, 1996, the Corporation issued 38.1 million shares of its common stock in exchange for 60% of Southern Pacific's shares.